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                                                                 EXHIBIT (a)(12)


                                                Contact: Phyllis Goodman (media)
                                                  Marjorie Goldstein (investors)
                                                                    505-821-3355

               SUN HEALTHCARE GROUP RECEIVES REQUISITE CONSENTS
                        IN REGENCY CONSENT SOLICITATIONS


Albuquerque, N.M., Sept. 29, 1997 -- Sun Healthcare Group, Inc. (NYSE:SHG) has announced that Sunreg Acquisition Corp., a wholly owned subsidiary of Sun Healthcare Group, Inc., in connection with its solicitation (the "Consent Solicitation") for consents to amend the indentures pursuant to which Regency's
(i) $110 million principal amount of 9-7/8% Senior Subordinated Notes due 2002 (the "Senior Securities") and (ii) $50 million principal amount of 12-1/4% Subordinated Notes due 2003 (the "Junior Securities," and, together with the Senior Securities, the "Securities") were issued, as of 5 p.m., Eastern Standard Time, on Sept. 26, 1997, had received duly executed and unrevoked consents to amend the indentures pursuant to which the Securities were issued from holders of approximately 83% and 79% of the aggregate outstanding principal amount (excluding any Securities owned by Regency or any affiliate of Regency and excluding the receipt of notices of guaranteed delivery) of the Senior Securities and the Junior Securities, respectively.

     Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc., is a diversified international long-term care provider. Sun companies operate long-term care facilities and pharmacy services across the United States and in the United Kingdom. Sun subsidiaries provide therapy services in the United States, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

     Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties including, but not limited to, those detailed from time to time in the company's SEC filings, which include Sun's annual report on Form 10-K for the fiscal year ended Dec. 31, 1996.

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